Exhibit 99.1

INFORMATION FOR RELEASE
MuniMae Announces Second Quarter Financial Results
BALTIMORE (July 28, 2005) — MuniMae (NYSE: MMA), a leading publicly traded real estate finance and investment management company, today announced financial results for the second fiscal quarter. For the quarter, the Company reported GAAP diluted earnings per share, excluding the effects of FIN 46 and FAS 66, of $0.58, an increase of 5% over the $0.55 per share for the second quarter of 2004. The Company reported Cash Available for Distribution, or CAD, for the second quarter of $0.55 per share, a decrease of 10% as compared with CAD per share of $0.61 for the second quarter of 2004.
Commenting on the quarter and year-to-date results, MuniMae CEO and President Michael Falcone stated, “MuniMae had a productive second quarter and, though our year-to-date CAD per share is essentially flat as compared with the first half of 2004, it was above our internal budget. Moreover, based on a review of our pipeline and business prospects for the remainder of the year, we are on track to meet or slightly exceed the current analysts’ consensus CAD estimate of $2.41 for fiscal 2005.”
Mr. Falcone added, “We are increasingly seeing the benefits of the diversification strategy we have pursued for the past six years. While the persistent low interest rate environment is causing pricing pressure in some of our business lines, particularly in our tax-exempt bond business, we are simultaneously benefiting from a strong seller’s market for multifamily properties, and we are seeking to take advantage of this market to harvest significant gains on some of our equity investments and bonds. The regular realization of gains on sale has been part of our overall business plan for several years, and the pricing we have seen this year has generally met or exceeded our going-in return expectations for these investments. We remain committed to our strategy of diversifying our product offerings while building scale, both through acquisitions and through organic growth in our existing businesses. In this connection, we are very pleased to have closed the Glaser Financial acquisition, which gives us new product capabilities, additional scale in our DUS lending franchise, geographic diversification in our loan servicing portfolio and a strong management team.”
During the second quarter, the Company:
•	Negotiated the acquisition of Glaser Financial Group Inc., which closed on July 1. This acquisition adds scale and new product offerings to MuniMae’s mortgage banking business and increases total Company assets under management to over $15 billion;

•	Issued $39 million of trust preferred securities through a subsidiary at a fixed rate of 7.62%, providing long-term financing for a significant portion of the up-front purchase price for Glaser Financial;

•	Structured and closed $571 million of investments throughout the business;

•	Closed on the third and final round of capital commitments for the MMA B-Note Value Fund, for total commitments of $233 million from 12 institutional investors and MuniMae as Fund sponsor; and

•	Added senior personnel to MMA Realty Capital or MRC, the Company’s investment management business, to add capacity and additional product offerings following the acquisition of MRC in the first quarter.
The Company also declared a second quarter distribution of $0.4825 per share, which represents the 34th straight increase in the quarterly distribution to shareholders.
GAAP Results of Operations
For the three and six months ended June 30, 2005, MuniMae’s net income was $23.6 million and $25.8 million, which represents an increase of 111% and 161% over net income for the three and six months ended June 30, 2004, respectively. Adjusted to exclude the impact of certain consolidated tax credit equity funds and real estate operating partnerships as a result of the application of FIN 46 and the financing method of accounting related to guaranteed tax credit equity funds due to FAS 66, MuniMae’s net income was $22.1 million and $34.6 million for the three and six months ended June 30, 2005, respectively, representing an increase of 15% and 48% over similarly adjusted net income for the same periods in 2004.
On a diluted per share basis, net income was $0.61 and $0.68 for the three and six months ended June 30, 2005, which represents an increase of 91% and 135% over net income for the three and six months ended June 30, 2004, respectively. Adjusted to exclude the impact of certain consolidated tax credit equity funds and the financing method of accounting related to guaranteed tax credit equity funds, diluted earnings per common share were $0.58 and $0.91 for the three and six months ended June 30, 2005, representing increases of 5% and 34% over the similarly adjusted earnings per share for the same periods in 2004.

As previously reported, the Company adopted FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (FIN 46) effective March 31, 2004. FIN 46 required the Company to consolidate certain tax credit equity funds in which it had a 1% or less general partnership interest. As a result of consolidating these funds, syndication and certain other fees earned on these funds have been eliminated. These changes, coupled with financing accounting required for guaranteed tax credit equity funds, make year-over-year comparisons difficult. Accordingly, the Company has presented the adjusted amounts above in an effort to improve comparability as between 2005 and 2004. These amounts are not in accordance with generally accepted accounting principles. It should be noted that, due to other significant changes in the Company’s business and other new accounting principles, even these adjusted figures are not fully comparable.
CAD Results of Operations
For the three and six months ended June 30, 2005, MuniMae’s CAD to common shares, a performance measure, was $21.0 million and $37.1 million as compared to $21.3 million and $34.3 million for the three and six months ended June 30, 2004, respectively. On a per share basis, CAD was $0.55 and $0.98 for the three and six months ended June 30, 2005, as compared to $0.61 and $0.98 for the three and six months ended June 30, 2004, respectively.
MuniMae’s 2005 second quarter distribution to common shareholders of $0.4825 annualizes to $1.93 per share, a 4% increase over the annualized distribution of $1.85 for the second quarter of 2004. Based on the July 27, 2005 closing share price of $26.82, MuniMae common shares have an annualized yield to shareholders of 7.2%. Based on the assumption that 75% to 80% of the Company’s net income is exempt from federal income tax, absent the impact of capital gains (which affects shareholders differently depending on when they purchased their shares), the taxable-equivalent yield would be 10.1% to 10.3%1.
MuniMae’s CAD payout ratio for the three months ended June 30, 2005 was 87.2%, as compared to 75.7% for the same period in 2004. On a rolling twelve-month basis, the CAD payout ratio was 82.2% for the period ending June 30, 2005.
Production Summary
Investing Segment: For the three and six months ended June 30, 2005, MuniMae acquired tax-exempt bonds and entered into forward funding commitments totaling approximately $40.7 million and $96.0 million in par value, representing a decrease of 67% and 44% as compared to the three months and six months ended June 30, 2004, respectively. All of the second quarter 2005 financings were tax-exempt multifamily revenue bonds associated with low-income housing tax credits syndicated by MuniMae and other third party syndicators.
Tax Credit Equity Segment: For the three and six months ended June 30, 2005, MuniMae raised $215.3 million and $322.7 million of tax credit equity, representing a decrease of 12% and 4% as compared to the three months and six months ended June 30, 2004, respectively. For the three and six months ended June 30, 2005, MuniMae invested $220.2 million and $394.2 million in tax credit properties, representing an increase of 15% and 18% as compared to the three months and six months ended June 30, 2004, respectively.
Real Estate Finance Segment: For the three and six months ended June 30, 2005, MuniMae’s Real Estate Finance segment production was $315.4 million and $476.8 million, representing an increase of 4% and a decrease of 7% as compared to the three months and six months ended June 30, 2004, respectively.
Capital Markets Update
On July 1, 2005, the Company purchased Glaser Financial Group, Inc. for an initial cash purchase price of $50 million plus deferred payments of approximately $12 million over the three-year period subsequent to closing. In addition, contingent consideration of approximately $5 million may also be payable upon the third anniversary of the closing date if certain specified levels of operating performance are achieved.
A significant portion of the initial cash purchase price of $50 million was financed with $39 million of 30-year trust preferred securities, with a fixed interest rate of 7.62% (fixed for 10 years).

[1]	For a shareholder a) in the 35% tax bracket, b) not subject to AMT and c) able to utilize all deductions passed through the Company to the shareholder. For 2004, the over-all tax-exempt percentage was approximately 81% absent the impact of capital gains, and 75% taking account of capital gains. Tax information for 2004 on Form K-1 was mailed to shareholders March 3, 2005 and is also available on our website.

Management Conference Call
Management will host a conference call at 9:00 a.m. ET on July 29, 2005 to review the Company’s second quarter results. All interested parties are welcome to attend the live webcast, which can be accessed through the “Shareholder” section of our website at www.MuniMae.com. You can also join the conference call by dialing 877-464-5945 (no pass code required).
Supplemental Financial Information
For more detailed financial information, along with a reconciliation of our non-GAAP performance measures, please access the Supplemental Financial Package, which is currently available in the “Shareholders” section of our website at www.MuniMae.com.

Summary Financial Data
Selected GAAP Income Statement Data

(in thousands)	Three Months Ended		Six Months Ended
(unaudited)	June 30,		June 30,
	2005	2004	2005	2004

INCOME:
Interest income	$37,020	$34,587	$72,538	$65,617
Fee income	17,955	12,863	34,218	28,014

Net rental income	5,550	5,496	12,122	5,496

Total income	60,525	52,946	118,878	99,127

EXPENSES:
Interest expense	18,702	18,651	35,819	32,554

Interest expense on debentures and preferred shares	6,081	4,004	11,312	7,049

Salaries and benefits	19,839	20,460	37,688	36,044

General and administrative	7,546	6,654	16,716	10,352

Professional fees	3,466	2,731	5,344	4,225
Depreciation and amortization	3,937	3,936	7,731	5,875

Total expenses	59,571	56,436	114,610	96,099

Net gains (losses), (impairments and valuation allowances), income tax benefit, net income allocable to minority interest and net (losses) from equity investments in partnerships	22,624	14,641	21,541	6,327

Income before cumulative effect of a change in accounting principle	23,578	11,151	25,809	9,355
Cumulative effect of a change in accounting principle	—	—	—	520

Net income	$23,578	$11,151	$25,809	$9,875

Reconciliation to Adjusted Earnings

Adjustments to exclude the impact of consolidated tax credit equity funds and guaranteed tax credit equity funds	(1,473)	8,092	8,781	13,503

Adjusted earnings	$22,105	$19,243	34,590	$23,378

Reconciliation from GAAP to CAD

Net income	$23,578	$11,151	25,809	$9,875

Fees deferred for GAAP purposes	6,115	17,471	11,408	19,323

Non-cash Items	5,566	(7,417)	2,625	(3,268)

Adjustments for investments in partnerships	(12,529)	1,985	(11,539)	4,851
Adjustments to income due to consolidation of tax credit funds	(1,722)	(1,866)	8,779	3,544

Cash Available for Distribution (CAD)	$21,008	$21,324	$37,082	$34,325

About the Company
MuniMae provides debt and equity financing to owners of real estate investments and offers investment advisory services to institutional investors. Assets under management as of today are approximately $15 billion secured by 2,800 properties, containing 303,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.
MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.
Note: Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Municipal Mortgage & Equity, LLC believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any other entity.
MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com
CONTACT: Municipal Mortgage & Equity, LLC
      Investor Relations:
      Angela Richardson, 888-788-3863
SOURCE: Municipal Mortgage & Equity, LLC